UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
NEWBRIDGE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2010 ANNUAL MEETING
INCUMBENT DIRECTORS SERVING UNTIL THE 2010 ANNUAL MEETING
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
PENSION BENEFITS TABLE
DIRECTOR COMPENSATION TABLE
NEWBRIDGE BANCORP
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON AS OUR REGISTERED INDEPENDENT ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009
PROPOSAL 3: APPROVAL OF “SAY-ON-PAY” PROPOSAL
SHAREHOLDER PROPOSALS
OTHER MATTERS

1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 13, 2009
To the Shareholders of NewBridge Bancorp:
     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of NewBridge Bancorp (the “Company”) will be held as follows:

Place:	O’Henry Hotel Caldwell Ballroom 624 Green Valley Road Greensboro, North Carolina 27408

Date:	May 13, 2009

Time:	10:00 a.m., Eastern Daylight Saving Time
     The purpose of the Annual Meeting is to consider and act upon the following proposals:
1.	To elect fourteen (14) members to the Board of Directors;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009;

3.
To consider and approve the following advisory (non-binding) proposal:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by NewBridge Bancorp, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”; and

4.	To consider such other business as may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting.
     Shareholders of record at the close of business on March 24, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. We urge you to attend the Annual Meeting. It is extremely important that your shares be represented regardless of the number you own. Whether or not you expect to be present at the Annual Meeting, please sign and return your proxy card to us in the enclosed envelope at your earliest convenience. You may also vote your shares over the Internet or by a using a toll-free number. Unless you indicate to the contrary, your proxy will be cast (1) FOR the nominees for director named in the accompanying Proxy Statement, (2) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009, and (3) FOR the advisory (non-binding) “Say-on-Pay” proposal, each as described in more detail in the accompanying Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

This day of April, 2009.	Yours very truly,

Robert F. Lowe
Chairman

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2009. The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at                               . You may also access the above off-site website by going to www.newbridgebank.com and clicking on the link.

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held on May 13, 2009

     This Proxy Statement is being mailed to our shareholders on or about April      , 2009 for solicitation of proxies by the Board of Directors (the “Board”) of your company, NewBridge Bancorp. Our principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410.
     In this Proxy Statement, terms such as “we,” “us,” “our” and the “Company” refer to NewBridge Bancorp. The term “Bank” means NewBridge Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2009. The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at                                         .
     You may also access the above off-site website by going to www.newbridgebank.com and clicking on the link.
     Fiscal year 2008 was an eventful year for us. As we reported in last year’s proxy statement, in 2007 we entered into an Agreement and Plan of Merger for a Merger of Equals (the “Agreement”) with FNB Financial Services Corporation (“FNB”) pursuant to which FNB merged with and into us (the “Merger”), and FNB’s wholly-owned subsidiary, FNB Southeast, merged with and into our wholly-owned subsidiary, the Bank, formerly Lexington State Bank (“LSB Bank”). The Merger became effective on July 31, 2007, and at that time we changed our name from LSB Bancshares, Inc. to NewBridge Bancorp. This year, we completed the integration of our systems, policies and practices.
INFORMATION ABOUT THE ANNUAL MEETING
     Your vote is very important. For this reason, our Board is requesting that you allow your shares of our common stock (“Common Stock”) to be represented at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 13, 2009 at 10:00 a.m., Eastern Daylight Saving Time

Where will the Annual Meeting be held?	At the O. Henry Hotel, Caldwell Ballroom, 624 Green Valley Road, Greensboro, North Carolina 27408

What items will be voted on at the Annual Meeting?	1. ELECTION OF DIRECTORS. To elect fourteen (14) directors to serve until the 2010 Annual Meeting of Shareholders;

2. RATIFICATION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM. To ratify the appointment of Grant Thornton LLP

(“Grant Thornton”) as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009;

3.     “SAY-ON-PAY” PROPOSAL. To consider and approve the following advisory (non-binding) proposal: “Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by NewBridge Bancorp, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”; and

4.     OTHER BUSINESS. To consider such other business as may properly come before the Annual Meeting or any adjournment. The Board is not aware of any other business to be conducted at the Annual Meeting.

Who can vote?
Only holders of record of our Common Stock at the close of business on March 24, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the Record Date, there were                      shares of our Common Stock outstanding and entitled to vote and approximately                 shareholders of record. Each share of Common Stock entitles the owner to one vote on each matter calling for a vote of shareholders at the Annual Meeting. There is no other class of voting stock outstanding.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The shares represented by a proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, our transfer agent, prior to the time of the Annual Meeting. You may also vote your shares over the Internet or by using a toll-free number. You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see what voting options are available to you.

If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. [               ] and [               ], directors of the Company and the Bank, have been appointed proxies by the Board of Directors.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Saving Time, on May 12, 2009. If you vote over the Internet you may incur costs, such as telephone, and Internet access charges for which you will be responsible. If you are interested in voting via the Internet or telephone, specific instructions are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

If a shareholder is a participant in the NewBridge Bancorp Direct Stock Purchase Plan (the “Direct Stock Purchase Plan”) or a participant in the NewBridge Bancorp Employees’ 401(k) Plan (the “401(k) Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account or the number of shares of Common Stock in the shareholder’s account under the 401(k) Plan, as applicable, and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the 401(k) Plan will be voted by the trustee of the 401(k) Plan in accordance with the instructions received from participants who timely return their proxy cards to Computershare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the 401(k) Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under the 401(k) Plan for which voting instructions are received. Shareholders’ voting instructions with respect to shares of Common Stock held under the 401(k) Plan will be held in strict confidence.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies may vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees, “FOR” the ratification of the appointment of Grant Thornton and “FOR” the advisory “Say-on-Pay” proposal. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker or other nominee holding your shares and return the form as directed by your broker or other nominee.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to Computershare; (2) by delivering another properly signed proxy card to Computershare with a more recent date than that of the proxy first given; or (3) by attending the Annual Meeting and voting in person. You should deliver your written notice or superceding proxy to Computershare at the address noted on the proxy card. If you vote by telephone or Internet, you may also revoke your proxy or change your vote with a timely and valid later telephone or Internet vote, as the case may be.

How many votes may I cast?
You are entitled to one vote for each share of our Common Stock held of record on March 24, 2009 on each nominee for election and each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
Director nominees will be elected by the affirmative vote of the majority of votes cast at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held. Accordingly, the withholding of authority by a shareholder (including broker non-votes) with respect to the election of one or more directors will be counted in computing a majority and thus will have an effect on the results of the election of such nominees.

The proposal to ratify the appointment of the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009 will be approved if the votes cast in favor exceed the votes cast in opposition. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the outcome of such vote. If shareholders do not ratify the appointment of Grant Thornton as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009, the Audit Committee will reconsider that appointment.

The advisory proposal to consider and approve the overall executive compensation programs, policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement is advisory only. The advisory approval of the overall executive compensation programs, policies and procedures will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the nature of such votes. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Any other matters properly coming before the Annual Meeting for a vote will require for approval a vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted for purposes of determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum at the Annual Meeting or any adjournment thereof.

A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular matter because the broker or other nominee does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?
A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting). Your shares will be considered part of the quorum if you have voted by proxy. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting or for any adjournment thereof. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors (including those nominees for election as a director) and employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2010 Annual Meeting of Shareholders due?
It is presently anticipated that the 2010 Annual Meeting of Shareholders of the Company will be held in May of 2010. To be considered for inclusion in the proxy solicitation materials of the Board for the 2010 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company at our principal executive offices at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410 no later than December 8, 2009. To be eligible for inclusion, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2010 Annual Meeting of Shareholders, but intended to be presented from the floor at that Annual Meeting, must have been received by us at our principal executive offices listed above no later than February 21, 2010.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Company’s Bylaws provide for a Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board or by resolution properly adopted by the shareholders at a shareholder meeting. At the 2007 Annual Meeting of Shareholders held on July 25, 2007, the shareholders approved an amendment to the Bylaws which eliminated the classified structure of the Board and provided for the annual election of directors in the future. Under the amendment, then current directors would serve for their elected terms. Thus, beginning with the Annual Meeting of Shareholders in 2010, all directors will be elected annually.
     Upon completion of the Merger, we agreed that our Board would consist of 20 directors, ten of our former directors designated by us and ten former FNB directors designated by FNB. We agreed to appoint the FNB designees to either one, two or three year terms in such a manner that (i) the number of former FNB directors serving one year terms would be the same as the number of our remaining directors serving one year terms, (ii) the number of former FNB directors serving two year terms would be the same as the number of our remaining directors serving two year terms and (iii) the number of former FNB directors serving three year terms would be the same as the number of our remaining directors serving three year terms. From and after the completion of the Merger until this Annual Meeting, if there is a vacancy created by the cessation of service of one of our designees, a majority of our remaining designees will propose a nominee to the Corporate Governance and Nominating Committee of the Board to fill the vacant position, and if there is a vacancy created by the cessation of service of one of the FNB designees, a majority of the remaining FNB designees will propose a nominee to the Corporate Governance and Nominating Committee of the Board to fill the vacant position. In addition, we agreed that from and after the completion of the Merger until this Annual Meeting, each of the committees of the Board would be comprised of an equal number of our former directors and former FNB directors. It was also agreed upon that Mr. Lowe, Mr. Dodson and Mr. Ridgill would serve on the Executive Committee of the Board. During such period, Mr. Lowe would serve as the Chairman of the Executive Committee, and Mr. Dodson would serve as Vice Chairman of the Executive Committee. In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill ceased to be a director of the Company during such period or were unable to assume or continue in the designated positions during such period, as applicable, we agreed that (i) one of our former directors selected by our former directors would succeed Mr. Lowe for the remainder of such period as Chairman of the Board and the Executive Committee, (ii) a former FNB director selected by the former FNB directors would succeed Mr. Dodson for the remainder of such period as Vice Chair of the Board and the Executive Committee and as lead independent director of the Company, or (iii) a former FNB director selected by the former FNB directors would succeed Mr. Ridgill for the remainder of such period as a member of the Executive Committee.
     Based on the arrangement as outlined above, there are fourteen (14) nominees for election as directors, each recommended by the Corporate Governance and Nominating Committee and nominated by the Board to serve for a one year term expiring at the 2010 Annual Meeting of Shareholders. All fourteen (14) of the director nominees currently serve as directors of the Company and the Bank.
     The persons named as proxies in the accompanying proxy card intend to vote “FOR” the nominees named below. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the Board. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.
     Additional information about each of the nominees and the other directors is provided below. The number of years of service on the Board indicated by the following tables includes service on the Board, the FNB Board of Directors, the FNB Southeast Board of Directors, and the Bank Board of Directors (the “Bank Board”) prior to the Merger. The age of each director is as of February 1, 2009.

NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2010 ANNUAL MEETING

			Principal Occupation
Name	Age	Director Since	for Past Five Years

Gary G. Blosser	61	1999	President and Co-owner, Shenandoah Landscape Services, Inc. and President and Owner of Glen-Gary, Inc.

J. David Branch	62	2006	Ophthalmologist in private practice.

C. Arnold Britt	59	1985	President and owner, Carolina Apothecary, Inc., Belmont Pharmacy, Inc. and RxCare, Inc.

Alex A. Diffey, Jr.	59	2006
Independent banking consultant. Previously Interim Chief Credit Officer of FNB Southeast between October 2005 and January 2007. Previously, a consultant with Thurmond Clower & Associates, specializing in loan portfolio reviews, and prior to that, an employee of First Union National Bank (now known as Wachovia Bank, N.A.) for 32 years in various commercial lending, loan administration and capital markets positions, including Chief Credit Officer and Senior Vice President of First Union National Bank of South Carolina and a Senior Vice President and Senior Credit Officer of Wachovia Securities.

Barry Z. Dodson	60	1997	Certified public accountant and owner of Barry Z. Dodson, CPA, PLLC; Vice Chairman of the Board of the Company since August 2007.

Joseph H. Kinnarney	55	1988
Doctor of Veterinary Medicine; President and owner, Reidsville Veterinary Hospital, Inc., Bel-Air Veterinary Hospital, Mebane Veterinary Hospital and Greensboro Pet Spa & Resort, Inc.; President, Carolina Equine Hospital.

Robert F. Lowe	66	1983	Chairman of the Company and the Bank; CEO of the Company from January 1984 to June 2008.

Pressley A. Ridgill	56	2005	President and CEO of the Company and the Bank; previously, President, CEO and Director of FNB and FNB Southeast.

Mary E. Rittling	58	2006	President, Davidson County Community College.

Burr W. Sullivan	62	1987	Retired; former Consultant, Graphic Printing Services from November 2006 to August 2008; former President and owner, Dorsett Printing and Lithograph Corporation from February 1981 to October 2006.

			Principal Occupation
Name	Age	Director Since	for Past Five Years

John F. Watts	50	2005	Owner, Watts Realty.

G. Alfred Webster	60	2006	Retired; Director and Chair of the Executive Committee, Unifi, Inc.; former Executive Vice President, Unifi, Inc.

Kenan C. Wright	55	1990	President, The Wright Co. of N.C., Inc. (general contractor).

Julius S. Young, Jr.	60	1988	President, Jay Young Management, Inc. (asset management).
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS
DIRECTORS, EACH TO SERVE UNTIL THE 2010 ANNUAL MEETING
INCUMBENT DIRECTORS SERVING UNTIL THE 2010 ANNUAL MEETING

			Principal Occupation
Name	Age	Director Since	for Past Five Years

Michael S. Albert[1]	54	1995
Vice President-Marketing/Consultant, Stanley Benefit Services, Inc.; President, CEO and Director, Billings Transportation Group, Inc.; Treasurer, Cargo Carriers, Inc.; Vice President, Metro Motor Express, Inc.; President, CEO and Director, Billings Express, Inc.; Vice President and Director, Billings Freight Systems, Inc.

Robert C. Clark	54	2005	President and owner, FTS/Leesona Corporation (manufacturer, textile machinery); member, Winston-Salem City Council.

Robert V. Perkins	53	2005	President and co-owner, NAI Piedmont Triad (commercial real estate services); member, Greensboro City Council.

E. Reid Teague	59	2002	President and owner, Eden Oil Co., Inc.

John W. Thomas, III	60	2004	President, Riverwood, Inc. (specialty furniture manufacturer) since January 2004. Previously, President and CEO, Thomas Built Buses, Inc.

Elizabeth S. Ward	48	2007	Chief Financial Officer and Treasurer, The Moses H. Cone Memorial Hospital.

[1]	Billings Transportation Group, Inc., Billings Freight Systems, Inc., Billings Express, Inc. and Metro Motor Express, Inc. filed for voluntary bankruptcy under Chapter 7 in September of 2006.
     All members of the Board are “independent” as defined under the rules and listing standards of the Global Select Market of the Nasdaq Stock Market, LLC (“Nasdaq GS”) other than Mr. Lowe and Mr. Ridgill. All members of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee are “independent” as defined under the rules and listing standards of the Nasdaq GS.

Who Serves on the Board of Directors of the Bank?
     The Bank currently has a 20 member board of directors which is comprised of the same persons who are directors of the Company. Those persons elected to the Board at the Annual Meeting will also be elected by the Company as directors of the Bank.
How Much Common Stock do our Directors and Executive Officers Own?
     The following table sets forth information as of February 27, 2009 concerning the beneficial ownership of Common Stock of each director and each named executive officer who held office during 2008 and by all directors and named executive officers as a group. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

Name of	Amount and Nature of		Percentage of
Beneficial Owner	Beneficial Ownership[1]		Class[2]

Michael S. Albert	24,511	[3]	*
David P. Barksdale	5,751	[4]	*
Gary G. Blosser	46,157	[5]	*
J. David Branch	10,695		*
C. Arnold Britt	129,394	[6]	*
William W. Budd, Jr.	6,900	[7]	*
Robert C. Clark	9,013	[8]	*
Alex A. Diffey, Jr.	6,070		*
Barry Z. Dodson	95,894	[9]	*
Robin S. Hager	1,786	[10]	*
Joseph H. Kinnarney	95,828	[11]	*
Robert F. Lowe	149,593	[12]	*
Robert V. Perkins	29,054	[13]	*
Pressley A. Ridgill	157,151	[14]	1.00%
Mary E. Rittling	3,606	[15]	*
Michael W. Shelton	40,691	[16]	*
Burr W. Sullivan	22,192	[17]	*
E. Reid Teague	61,499	[18]	*
John W. Thomas, III	7,286	[19]	*
Elizabeth S. Ward	9,667		*
John F. Watts	17,031	[20]	*
G. Alfred Webster	3,458		*
Kenan C. Wright	104,223	[21]	*
Julius S. Young, Jr.	63,308	[22]	*
Directors and Executive Officers	1,094,541	[23]	6.99%
as a Group (24 total)

*	Represents less than 1% of the issued and outstanding Common Stock.

(1)	Unless otherwise noted, all shares are owned directly of record by the named individuals.

(2)	Based upon 15,655,868 shares outstanding as of February 27, 2009. Assumes the exercise of only those stock options held as of February 27, 2009, with respect to each designated recipients.

(3)
With respect to Mr. Albert, the amount includes (a) 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan (as hereinafter defined); and (b) 800 shares owned by a trust for the benefit of Mr. Albert’s son, for which Mr. Albert is the trustee.

(4)	With respect to Mr. Barksdale, the amount includes [5,500] options that may be exercised within 60 days under the Comprehensive Benefit Plan.

(5)
With respect to Mr. Blosser, the amount includes (a) 41,795 options that may be exercised within 60 days under the FNB Omnibus Plan (as hereinafter defined); and (b) 1,918 shares owned by Mr. Blosser’s mother over which Mr. Blosser has a power of attorney.

(6)	With respect to Mr. Britt, the amount includes (a) 63,528 options that may be exercised within 60 days under the FNB Omnibus Plan; and (b) 554 shares held by Mr. Britt’s wife.

(7)	With respect to Mr. Budd, the amount includes 5,350 options that may be exercised within 60 days under the FNB Omnibus Plan.

(8)
With respect to Mr. Clark, the amount includes (a) 1,000 options that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 375 shares held by Mr. Clark as custodian for Mr. Clark’s daughter.

(9)
With respect to Mr. Dodson, the amount includes (a) 60,601 options that may be exercised within 60 days under the FNB Omnibus Plan; (b) 394 shares held jointly with Mr. Dodson’s wife; (c) 2,650 shares held by Mr. Dodson’s wife, (d) 7,077 shares held jointly with Mr. Dodson’s daughter, and (e) 2,362 shares held by Mr. Dodson’s daughter.

(10)
With respect to Ms. Hager, the amount includes 535 options that may be exercised within 60 days under the FNB Omnibus Plan and 1,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

(11)
With respect to Dr. Kinnarney, the amount includes 63,528 options that may be exercised within 60 days under the FNB Omnibus Plan. The amount includes 18,723 shares which have been pledged by Dr. Kinnarney to the Bank as collateral for a loan.

(12)	With respect to Mr. Lowe, the amount includes (a) 56,000 options that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 10,354 shares held by Mr. Lowe’s wife.

(13)	With respect to Mr. Perkins, the amount includes 18,725 options that may be exercised within 60 days under the FNB Omnibus Plan.

(14)	With respect to Mr. Ridgill, the amount includes [120,369] options that may be exercised within 60 days under the FNB Omnibus Plan.

(15)	With respect to Mrs. Rittling, the amount includes 2,000 shares held by Mrs. Rittling’s husband.

(16)	With respect to Mr. Shelton, the amount includes [35,858] options that may be exercised within 60 days under the FNB Omnibus Plan.

(17)
With respect to Mr. Sullivan, the amount includes (a) 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 3,202 shares held by Mr. Sullivan’s wife; and (c) 509 shares held by the Bank as custodian for Mr. Sullivan’s wife.

(18)
With respect to Mr. Teague, the amount includes (a) 35,110 options that may be exercised within 60 days under the FNB Omnibus Plan; (b) 835 shares held by Mr. Teague’s wife; and (c) 333 shares held by Mr. Teague’s daughter.

(19)
With respect to Mr. Thomas, the amount includes (a) 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 1,350 shares held in a revocable trust for which Mr. Thomas’ wife is the trustee.

(20)
With respect to Mr. Watts, the amount includes (a) 1,000 options that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 639 shares held by Mr. Watts as custodian for Mr. Watts’ daughter; and (c) 69 shares held by Mr. Watts as custodian for Mr. Watts’ son.

(21)	With respect to Mr. Wright, the amount includes 65,199 options that may be exercised within 60 days under the FNB Omnibus Plan.

(22)	With respect to Mr. Young, the amount includes 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan.

(23)	Includes [ ] options that may be exercised by the directors and executive officers within 60 days under all equity incentive plans.

Security Ownership of Certain Beneficial Owners
     The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our Common Stock notify the SEC and us. Set forth below is certain information, as of February 27, 2009, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our Common Stock.

	Amount and Nature
	of Beneficial	Percentage
Name and Address of Beneficial Owner	Ownership	of Class[1]

Wells Fargo & Company	794,973 [2]	5.08%
420 Montgomery Street San Francisco, CA 94163

(1)	Based upon a total of 15,655,868 shares of Common Stock outstanding as February 27, 2009.

(2)
Based on a Schedule 13G dated December 31, 2008, as filed with the SEC on January 29, 2009. Of the 794,973 shares indicated, Wells Fargo & Company has sole voting power over 792,573 shares and sole dispositive power over 794,716 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the executive officers and directors of the Company and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file with the SEC reports disclosing their initial ownership of Common Stock, as well as subsequent reports disclosing changes in such ownership. To our knowledge, based solely on a review of copies of such reports furnished to us and written representations from executive officers and directors, we believe that during the fiscal year ended December 31, 2008, except as set forth below, all of our executive officers and directors complied with all applicable Section 16(a) filing requirements.
     On February 11, 2008 and November 24, 2008, J. David Branch, a director of the Company and the Bank, purchased shares of our Common Stock. A Form 4/A was filed for Dr. Branch on January 14, 2009.
Executive Officers of the Company
     Robert F. Lowe (age 66 as of February 1, 2009). From July 31, 2007 until June 30, 2008, Mr. Lowe served as the Chairman and CEO of the Company and the Chairman of the Bank. On July 1, 2008, Mr. Lowe retired as CEO of the Company. He currently serves as the Chairman of the Company and the Bank. Mr. Lowe joined the Bank in 1970 and was elected Vice President in 1973. He was elected Senior Vice President of the Bank in 1980 and Executive Vice President of the Company in 1982. On January 1, 1984, Mr. Lowe was elected President and CEO of the Company and the Bank. He served as the President of the Bank until 2002 and as the President and CEO of the Company and CEO of the Bank until the Merger, at which point Mr. Ridgill became the President of the Company and the President and CEO of the Bank. Mr. Lowe has served as Chairman of both the Company and the Bank since 1990.
     Pressley A. Ridgill (age 56 as of February 1, 2009). From July 31, 2007 until June 30, 2008, Mr. Ridgill served as the President and a Director of the Company and the President, CEO and a Director of the Bank. Upon the retirement of Mr. Lowe as the CEO of the Company, Mr. Ridgill was appointed CEO of the Company. He currently serves as the President, CEO and a Director of the Company and the Bank. Prior to the Merger, Mr. Ridgill was the President, CEO and a Director of FNB and FNB Southeast. He joined FNB in November 2000 as the Chief Operating Officer, was elected President in November 2005 and CEO in February 2006.
     Michael W. Shelton (age 47 as of February 1, 2009). Mr. Shelton is an Executive Vice President and the CFO of the Company and the Bank. Prior to the Merger, Mr. Shelton was an Executive Vice President and the CFO of FNB and FNB Southeast. He joined FNB and FNB Southeast in June 1996 as Vice President and Controller, was elected Senior Vice President in August 1998, CFO in January 2000, and Executive Vice President in July 2006.

     David P. Barksdale (age 45 as of February 1, 2009). Mr. Barksdale is an Executive Vice President and the Chief Banking Officer of the Bank. Prior to serving as an Executive Vice President and the Chief Banking Officer, Mr. Barksdale served as an Executive Vice President and Regional President over the Western Triad region of the Bank from August 2007 to August 2008, a Senior Vice President and Chief Credit Officer of the Bank from July 2006 to August 2007 and a Senior Vice President and Area Executive for Forsyth and Stokes Counties from August 2004 to July 2006. Prior to joining the Bank, he worked for Wake Forest University as the Director of Annual Support and the College Fund.
     William W. Budd, Jr. (age 46 as of February 1, 2009). Mr. Budd is an Executive Vice President and the Chief Credit Officer of the Bank. Prior to the Merger, Mr. Budd was an Executive Vice President and the Chief Credit Officer of FNB and FNB Southeast. He joined FNB and FNB Southeast in January 2007 as an Executive Vice President and the Chief Credit Officer. Prior to joining FNB, Mr. Budd was with SunTrust Bank (formerly Central Carolina Bank) where he held various roles from July 1993 to December 2006 including Commercial Banking Manager, Regional Senior Credit Officer, Group Line of Business Manager for Commercial Real Estate Finance for North and South Carolina.
     Robin S. Hager (age 46 as of February 1, 2009). Ms. Hager is an Executive Vice President and the Chief Resources Officer of the Bank. Prior to the Merger, Ms. Hager was the head of Retail Bank Administration for FNB and FNB Southeast. Ms. Hager joined FNB and FNB Southeast in September 2005 as the Corporate Sales Manager and was elected Senior Vice President of Retail Bank Administration in June 2006. Prior to joining FNB, Ms. Hager worked for eight years at SouthTrust Bank in various roles including Operations Manager, Sales Manager and Financial Center Administration over the retail branch network.
How Often Did our Board Meet During 2008?
     During 2008, the Board held 15 meetings, and each director attended at least 75% of the aggregate Board meetings held during the period for which such person was a director of the Company and the total number of meetings held by all committees of the Board on which such director served (and were held during the period for which the person so served). Our Corporate Governance Guidelines (“Governance Guidelines”) require that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting. At the 2008 Annual Meeting of Shareholders held on May 13, 2008, each member of the then current Board, except for Gary G. Blosser, J. David Branch, C. Arnold Britt, Robert V. Perkins, Elizabeth S. Ward and Julius S. Young, Jr., was in attendance.
How can you communicate with the Board?
     We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for your Board, or any individual director, can be directed to Pressley Ridgill, our President and CEO at our principal executive offices 1501 Highwoods Boulevard, Greensboro, North Carolina 27410. You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.
Participation in the Troubled Asset Relief Program/Capital Purchase Program
     On December 12, 2008, we entered into a Letter Agreement (the “Letter Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which we sold (i) 52,372 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 2,567,255 shares of our Common Stock, par value $5.00 per share, for an aggregate purchase price of $52,372,000. Under the terms of the Letter Agreement, until such time as Treasury ceases to own any of the Preferred Stock, we are not permitted to enter into any transactions with affiliates or related persons (within the meaning of Item 404 of SEC Regulation S-K) unless (i) such transactions are on terms no less favorable to us than could be obtained from an unaffiliated third party and (ii) have been approved by the Audit Committee or the Board.

Certain Relationships and Related Transactions
     Certain directors, nominees for director and executive officers of the Company, companies with which directors, nominees for director or executive officers are associated, and/or the immediate family members of directors, nominees for director and/or executive officers of the Company are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable to such borrowers, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features. See also “Board Committees — Compensation Committee Interlocks and Insider Participation” below.
Code of Business Conduct and Ethics
     We have maintained a written Code of Ethics for many years. The Board recently conducted its annual review and approved two codes, one entitled “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of the Company and all of its direct and indirect subsidiaries (the “General Code”), and one entitled “Code of Business Conduct and Ethics for CEO and Senior Financial Officers” which applies to our CEO, President and senior financial officers including our CFO and our Chief Accounting Officer (the “Officer Code”). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our Chief Executive Officer, President and senior financial officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and the Chief Financial Officer, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (1) affects disclosures made by the Company in our public filings; (2) demonstrates significant deficiencies in our internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the Board, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the CEO, President or the senior financial officers, which actions may include termination of employment. Copies of the General Code and the Officer Code are available on our website, www.newbridgebank.com, under the heading Investor Relations.
Board Committees
     The Board has five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive and Strategic Initiatives Committees. There are currently no other committees of the Board. The Board of Directors of the Bank has two standing committees, the Credit Management and Trust Committees, on which Board members serve in their capacity as directors of the Bank.
     Compensation Committee. The Compensation Committee held eight meetings in 2008. The current members of the Compensation Committee are Barry Z. Dodson (Chair), C. Arnold Britt, John W. Thomas, III and G. Alfred Webster. Each of the members of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. Additionally, each of the Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The primary responsibilities of the Compensation Committee are to assist the Board in (1) determining appropriate compensation levels for our chief executive officer and members of the Board; (2) evaluating officer and Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in our proxy statement. In addition, the Compensation Committee must meet annually with our senior risk officer to discuss and review the relationship between our risk management policies and practices and the incentive compensation arrangements for our senior executive officers as well as to annually certify that it has completed a review of the incentive compensation arrangements for the senior executive officers.

     Mr. Ridgill, our President and CEO, has been granted the authority to determine the base salaries earned by Mr. Shelton, Mr. Barksdale, Mr. Budd, Ms. Hager and other senior officers and employees of the Company and the Bank. Mr. Ridgill notifies the Compensation Committee of his decisions regarding base salaries. In addition, Mr. Ridgill participates in the deliberations, but not in the decisions, of the Compensation Committee regarding compensation of executive officers other than himself. He does not participate in the Committee’s discussion or decisions regarding his own compensation.
     The Compensation Committee administers the NewBridge Bancorp Management Incentive Plan (the “Management Incentive Plan”). It also administers outstanding equity compensation awards under the following plans: (1) the 1994 Director Stock Option Plan (the “Director Option Plan”); (2) the Amended and Restated Deferred Compensation Plan for Directors (the “Deferral Plan”); (3) the 1996 Omnibus Stock Incentive Plan (the “1996 Omnibus Plan”); (4) the FNB Omnibus Equity Compensation Plan (the “FNB Omnibus Plan”); and (5) the FNB Long Term Stock Incentive Plan (the “FNB Incentive Plan”). The Compensation Committee also administers the NewBridge Bancorp Comprehensive Equity Compensation Plan for Directors and Employees (the “Comprehensive Benefit Plan”), which was approved by our shareholders at the 2004 Annual Meeting. When the shareholders approved the Comprehensive Benefit Plan, the Director Option Plan, the Deferral Plan and the 1996 Omnibus Plan were terminated (except with respect to outstanding awards). The FNB Incentive Plan and the Comprehensive Benefit Plan are now the only plans under which the Compensation Committee may award new grants of stock options, stock appreciation rights, deferred stock and other equity-based awards to directors and employees. The Compensation Committee selects participants for the FNB Incentive Plan and the Comprehensive Benefit Plan and determines (subject to the terms of the respective plan) the type, timing, pricing, vesting and amount of awards granted pursuant to the FNB Incentive Plan and the Comprehensive Benefit Plan, as applicable. On February 19, 2009, the Compensation Committee reviewed its written charter. The Compensation Committee determined that it was discharging its duties as set forth in the charter. The Compensation Committee recommended to the Board that no revisions be made to the written charter. The Board re-approved the charter on March 18, 2009 and made no revisions. A copy of the Compensation Committee charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     Compensation Committee Interlocks and Insider Participation. No current member of the Compensation Committee is or has been an employee of the Company or any of our subsidiaries. None of our executive officers serve on the Compensation Committee or as a director of another entity of which an officer or director of the Company serves on the compensation committee of such other entity.
     From January 1, 2008 until May 21, 2008, Robert V. Perkins served as the Chair of the Compensation Committee. Mr. Perkins, a director of the Company and the Bank, is the President and co-owner of NAI Piedmont Triad, a real-estate brokerage firm. During the fiscal year ended December 31, 2008, the Bank sold real property located in Reidsville, North Carolina to The Moses H. Cone Memorial Hospital (“Moses Cone”) (as described below) in which NAI Piedmont Triad received commissions from the Bank in the amount of $14,400 (of which Mr. Perkins received $7,200 as a shareholder), and Mr. Perkins was paid $4,000 directly for an aggregate payment of $11,200 for his services in connection with this transaction. In addition, NAI Piedmont Triad represented the Bank in connection with a lease for a loan production office in Burlington, North Carolina. The Bank paid NAI Piedmont Triad $1,666 (of which Mr. Perkins received $833 as a shareholder) in connection with this transaction.
     On March 31, 2008, the Bank sold a piece of real property located in Reidsville, North Carolina to Moses Cone. Elizabeth S. Ward, a director of the Company and the Bank, is the Chief Financial Officer and Treasurer of Moses Cone and Barry Z. Dodson, a director of the Company and the Bank, is a member of the Board of Trustees of Moses Cone. The Bank sold the property to Moses Cone for a total purchase price of $1,500,000 consisting of a cash payment by Moses Cone of $750,000 and a charitable contribution by the Bank for the remainder.
     Throughout the fiscal year ended December 31, 2008, the Bank paid Stanley Benefit Services, Inc. $73,817 for services provided in administering the Company’s and the Bank’s benefit plans. Michael S. Albert, a director of the Company and the Bank, is the Vice President — Marketing/Consultant for Stanley Benefit Services, Inc.
     Watts Realty sold six pieces of real property on behalf of the Bank during the fiscal year ended December 31, 2008. Mr. Watts, a director of the Company and the Bank, is the owner of Watts Realty. In the fiscal year ended December 31, 2008, the Bank paid Watts Realty $21,235 in commissions for the sales of these properties.

     The Credit Management Committee routinely, at least every 14 months in accordance with Federal Reserve Regulation O, reviews all transactions, direct and indirect, between the Company or the Bank and any named executive officer or director, or any such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.
     Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management and has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2008.
     The Compensation Committee certifies that it has reviewed with senior risk officers the named executive officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.
Barry Z. Dodson, Chair
C. Arnold Britt
John W. Thomas, III
G. Alfred Webster
     Audit Committee. We have a standing Audit Committee established in accordance with the Exchange Act. The current members of the Audit Committee are Michael S. Albert (Chair), Mary E. Rittling, Elizabeth S. Ward and Kenan C. Wright. The Audit Committee held four meetings in 2008. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq GS, Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the Board has determined that Michael S. Albert, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable SEC regulations. The Audit Committee’s primary responsibilities are to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements, including oversight of (1) the integrity of our financial reports and other financial information; (2) compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (4) the structure, staffing and performance of our internal audit function; (5) the independence and performance of our registered independent public accounting firm engaged to audit and review our financial statements; and (6) our auditing, accounting and financial reporting processes generally. In addition, the Audit Committee is responsible for overseeing management in establishing, implementing and operating a risk management system. The Audit Committee has also been appointed as our Qualified Legal Compliance Committee within the meaning of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding our accounting and auditing matters.
     On November 5, 2008, we conducted our annual review and approval of the Employee Complaint Procedures for Accounting and Auditing Matters, which encourages any employee with such complaints or concerns to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, if necessary. On November 5, 2008, the Audit Committee also reviewed its written charter. The Audit Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board that no charter revisions be made. The Board re-approved the charter on November 19, 2008 and made no revisions.

     On January 13, 2009, the Audit Committee recommended to the Corporate Governance and Nominating Committee (“Governance Committee”) that the duties and responsibilities of the Bank’s Risk Committee be merged into the Audit Committee. The Governance Committee approved the recommendation on January 21, 2009 and such recommendation was ratified by the Board. On [March      , 2009], the Audit Committee adopted an Amended and Restated Charter and the Board approved the Amended and Restated Charter on March 18, 2009. A copy of the Amended and Restated Charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     Audit Committee Report. The Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with Grant Thornton, our independent registered public accounting firm for the year ended December 31, 2008, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the firm’s independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Michael S. Albert, Chair
Mary E. Rittling
Elizabeth S. Ward
Kenan C. Wright
     Corporate Governance and Nominating Committee. The Governance Committee held four meetings in 2008. The current members of the Governance Committee are Burr W. Sullivan (Chair), Gary G. Blosser, J. David Branch and E. Reid Teague. Each of the members of the Governance Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. The primary responsibilities of the Governance Committee are to (1) identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; (2) recommend to the Board the slate of director nominees to be elected by our shareholders; (3) recommend directors to be elected by the Board to fill any vacancies on the Board; (4) periodically evaluate the Governance Guidelines, (5) lead the Board in shaping our corporate governance; and (6) oversee the evaluation of the Board and its committees.
     The Governance Guidelines comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. and are applicable to companies whose stock is listed for trading on the Nasdaq GS. The Governance Guidelines contain various provisions related to the functions of the Board, including: (1) the composition of the Board; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition and size of Board committees; (4) the role of the Board with respect to management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Governance Committee to determine whether the Board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth our retirement policy, which provides that no director may stand for election to the Board after his or her 70th birthday except in unusual circumstances approved by the Board. The Governance Committee reviewed the Governance Guidelines on June 18, 2008 and recommended their continued use to the Board. The Board re-approved the Governance Guidelines on July 23, 2008. The Governance Committee is responsible for reviewing and conducting periodic reviews of succession planning for executive officers. A copy of the Governance Guidelines is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     On June 18, 2008, the Governance Committee reviewed its written charter. The Governance Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board approval of the charter. The Board re-approved the charter on July 23, 2008 and made no revisions. A copy of the charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

Selection of Nominees for the Board
     The Governance Committee generally identifies new director candidates through its network of contacts, but may also engage, if it deems appropriate, a professional search firm (though to date no such an engagement has been made). The Board has established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the Board. The minimum criteria for the nomination of director candidates include:
•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience and personal expertise that add value to the work of the board as a whole;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.
     The Governance Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under the rules and listing standards of the Nasdaq GS and applicable law), looking specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes. The Governance Committee then chooses each candidate by majority vote to be recommended to the Board for approval as a candidate. In the case of an incumbent director whose term of office is set to expire, the Governance Committee generally reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, and by majority vote recommends such incumbent to the Board for approval as a nominee.
     The Governance Committee currently has no written policy with regard to the consideration of director candidates recommended by shareholders. If a shareholder recommends a director candidate to the Governance Committee, however, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a shareholder should be made in writing as set forth in the “Shareholder Proposals” section of this Proxy Statement on page         .
Compensation Discussion and Analysis
     The following Compensation Discussion and Analysis (“CD&A”) provides information with respect to the compensation paid during the year ended December 31, 2008 to our current President and CEO, Pressley A. Ridgill; our former CEO, Robert F. Lowe, our CFO, Michael W. Shelton, and certain other executive officers who were employed during 2008, David P. Barksdale, William W. Budd, Jr. and Robin S. Hager (the “named executive officers”).
     Compensation Committee Processes and Procedures. The Compensation Committee of the Board, which we refer to as the “Committee” in this section, makes decisions regarding the compensation of our senior executive officers. The Committee also has strategic and administrative responsibility for a broad range of compensation issues. It seeks to ensure that we compensate key management employees effectively and in a manner consistent with the Committee’s stated compensation strategy and relevant requirements of various regulatory entities. A part of these responsibilities is overseeing the administration of executive compensation and employee benefit plans, including the design, selection of participants, establishment of performance measures, and evaluation of awards pursuant to our annual and long-term incentive programs.

     Executive Compensation Philosophy. Our executive compensation program has been designed as an active management tool that directs and rewards specific results. The primary objective of the program is to reinforce the strategic goals and objectives that management and the Board have developed by directly aligning specific, targeted levels of performance with specific levels of compensation. The impact of performance on pay is intended to be clear, direct and easy to understand.
     The executive compensation program is founded upon the idea that a strong, performance-oriented compensation program, which is generally consistent with the practices of our peers, is a key ingredient in becoming a leading performer among organizations of similar size, and is, therefore, in the best interests of shareholders. We also believe that a performance-based compensation program is vital to attracting and retaining highly talented and motivated executives to lead the Company.
     Overview of the Compensation Program. Except as otherwise discussed in this section, our executive compensation program consists of the following elements: salary, performance-based cash awards under the Management Incentive Plan, grants of options or other appropriate stock awards under the Comprehensive Benefit Plan or the FNB Incentive Plan; matching contributions under the 401(k) Plan, retirement benefits under the Lexington State Bank Employees’ Pension Plan (the “LSB Pension Plan”), the FNB Southeast Employees’ Pension Plan (the “FNB Pension Plan”), and the FNB Benefit Equivalency Plan (a supplemental executive retirement plan referred to herein as the “Benefit Equivalency Plan”); FNB’s Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Deferred Compensation Plan”); employment agreements; universal life insurance benefits; and group life, health and other insurance benefits. The above elements of each named executive officer’s compensation are not inter-related. For example, if the targeted Management Incentive Plan award is not achieved, the executive’s base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Committee in recommending the other elements of the compensation package. The Committee has exclusive discretion and authority to grant stock options or other appropriate stock awards under the Comprehensive Benefit Plan and the FNB Incentive Plan to the named executive officers. The Committee has full and complete discretionary authority to administer the Management Incentive Plan. The Committee recommends to the Board and the Bank Board the total compensation to be paid to our President and CEO. Mr. Ridgill, our President and CEO, determines the base salaries of and makes recommendations for other compensation awarded by the Committee, for Mr. Shelton, Mr. Barksdale, Mr. Budd, Ms. Hager and the other members of the senior management team.
     Our executive compensation program is designed to enable us to attract, retain and reward qualified executive officers. The Committee intends to keep compensation levels competitive with the compensation provided by banks of comparable size to the Bank (based on total assets). The Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, our performance, individual performance of the executive officers and shareholder interests.
     In previous years, we traditionally used grants of stock options as the primary means for implanting their long-term incentive compensation strategies. During 2008, the Committee began an analysis of whether stock option grants or restricted stock awards, or a combination of the two, would be more effective in accurately rewarding executive performance, aligning the interests of executive officers with those of other shareholders and encouraging significant stock ownership. At the same time the Committee undertook an evaluation of methods for measuring executive performance which would focus more specifically on the Company’s achievements on a number of key indicators of performance in the banking industry annually and over a period of years, and more precisely target the relationship between an executive officer’s areas of responsibility and the contribution of those areas to our results of operations, while at the same time allowing for recognition of each executive’s individual performance.
     Upon completion of its analysis, the Committee determined to increase the use of restricted stock awards as a significant long-term incentive tool for our senior management. During 2008, the Committee awarded nine participants restricted stock awards, including Mr. Ridgill, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager under the Comprehensive Benefit Plan. Each participant (other than Mr. Ridgill) received an award of 3,000 restricted stock units, each unit being composed of the right to one share of Common Stock. Mr. Ridgill received an award of 10,000 restricted stock units, each unit being composed of the right to one share of Common Stock. One-third of each award vests at the end of the third measurement year if certain non-performing assets, non-

certificate of deposit growth and return on average assets standards are met. Each performance standard operates individually. For example, if one of the three standards were met, one-third (333 shares) of the 1000 units allocated to that standard and potentially vesting at the end of the third measurement year would vest and the shares would be distributed to the participant. The remainder of the units allocated to that standard would vest at the end of the fourth year (333 shares) and the fifth year (334 shares) if one of the standards was satisfied at the end of the third year. Satisfaction of each standard is evaluated by comparing the Company’s average performance over the three-year measurement period with the average of the median performance of all U.S. banks in the range of $1.0 billion to $5.0 billion in assets in each year of that period.
     The Committee has concluded that this type of award will enhance the relationship between the receipt of long-term incentive compensation by its senior management and the financial performance of the Company both each year and over a multi-year period. The Committee also believes that our increased use of restricted stock awards utilizing multi-year performance periods will more closely align the Company with bank holding companies of comparable size.
     Elements of Compensation. Except as otherwise described below, the following discussion describes the elements of our executive compensation program.
          Base Salary. Executive officers receive a base salary for their services to the Company and its subsidiaries. The base salaries for Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager for 2008 were determined by Mr. Ridgill. The base salaries for Mr. Lowe and Mr. Ridgill for 2008 were determined by the Committee. Although there is no predetermined point at which the Committee or Mr. Ridgill target salaries, increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market and general economic conditions and a review of base salaries earned by executive officers within banks of comparable size to the Bank (based on total assets). The Committee and Mr. Ridgill utilize surveys of executive compensation of bank executive officers serving comparable banks and information provided by compensation consultants in formulating their decisions. In determining base salaries, neither the Committee nor Mr. Ridgill establish performance thresholds or other measures that directly relate base salaries to operating performance.
          Annual Incentive Compensation. On February 19, 2008, the Committee approved the Management Incentive Plan to provide performance-based compensation to selected management employees. A copy of the Management Incentive Plan was filed with the SEC on March 6, 2009 as an exhibit to a Current Report on Form 8-K. Under the Management Incentive Plan, selected management employees were provided the opportunity to earn bonuses based on the achievement of specific corporate goals and/or individual performance goals. The Committee annually designated management employees eligible for participation in the Management Incentive Plan and determined each participant’s target bonus and the applicable performance objectives, adjustment factors and other measurement criteria that were used in calculating the actual bonus. Bonuses ranged from 0% to 175% of the employee’s target. The Management Incentive Plan provides that a participating employee’s actual bonus for a given year would be determined at the end of the year according to the pre-determined formula. It also provides that bonuses would be paid in cash immediately following the end of the year.
     Incentive compensation awards granted under the Management Incentive Plan in early 2008 were approved by the Committee based on achievement of corporate goals and a participant’s achievement of individual performance objectives. These objectives were tied to measurements of corporate objectives, such as net income, assets per full-time employee and efficiency ratio, and, in some instances, other objectives that were specific to the executive officer’s job function. The Committee applied these criteria based both on objective data and subjective analyses in making its recommendations to the Board for bonuses to members of our senior management team for 2008.
     The Committee recommended to the Board and the Board approved, cash bonuses to Mr. Barksdale, Mr. Budd and Ms. Hager in the amounts of $9,844, $249 and $9,844 respectively for their performance during 2008. Mr. Lowe, Mr. Ridgill, and Mr. Shelton did not receive cash bonuses under the Management Incentive Plan. The awards to Mr. Barksdale, Mr. Budd and Ms. Hager were paid to each executive officer in February 2009, and were based upon the applicable executives’ responsibility for, participation in and/or contribution to the Company’s and the Bank’s levels of performance in the following areas:

•	loans outstanding and sales leadership;

•	loan growth, excluding mortgages;

•	reduction of full-time employees;

•	implementation of the branch plan; and

•	surpassing training department goals.
          Long-Term Incentive; Stock Options. The Committee has traditionally granted stock options to executive officers as a long-term incentive to align the executive officer’s interests with those of our shareholders and to encourage significant stock ownership. Each option allowed the recipient to purchase our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant. The Committee granted options to key employees who, in the judgment of the Committee, were in a position to materially affect our overall success and the success of our subsidiaries by reason of the nature and extent of their duties. In deciding upon the option grants to an executive officer, the Committee considered a number of factors, including our operating performance, the executive officer’s prior contributions and potential to contribute in the future, and practices of other banks of similar size with respect to granting options, although none of these factors is individually determinative.
     Under the Comprehensive Benefit Plan and/or the FNB Incentive Plan, the Committee has the flexibility to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and deferred stock. Under the Comprehensive Benefit Plan, the Committee may make any other kind of stock-based award its finds to be consistent with the purpose of that Plan. As discussed above, the Committee has determined to increase the use of restricted stock grants. The Committee believes that the use of restricted stock awards, typically vesting proportionally over a term of at least three years will enhance the relationship between a participant’s receipt of long-term incentive compensation and specific aspects of our financial performance both for each year of that period and over the period as a whole.
          NewBridge Bancorp Employees’ 401(k) Plan. The NewBridge Bancorp Employees’ 401(k) Plan (the “NewBridge Savings Plan”) is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. All Bank employees are eligible to participate in the NewBridge Savings Plan after attaining the age of 18, and an employee is eligible to participate on the first day of the quarter following 90 days of service. New employees are eligible for matching contributions on the first day of the quarter following 90 days of service. All of the named executive officers participated in the NewBridge Savings Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank can elect to contribute on a pre-tax basis to the NewBridge Savings Plan a minimum of 1% of his or her compensation, up to the maximum allowed by law. Employees are automatically enrolled at 3% of their compensation unless they opt out. The Bank matches an employee’s contribution at 100% of each eligible employee’s pre-tax contributions on the first 3% of contributions and 50% on the next 2% of contributions, with a maximum match of 4%. The matching contributions for the named executive officers were based on a formula contained in the terms of the NewBridge Savings Plan and were not related the Company’s, the Bank’s or the individual officer’s performance for the year. For 2008, the maximum match for highly compensated participants was $9,200. [The difference in the amounts contributed to a named executive officer’s retirement plan as compared to the maximum match for 2008 was forfeited and will be applied to the named executive officer’s 2009 plan contribution.]
          Pension Plans. The LSB Pension Plan is a tax-qualified defined benefit retirement plan. Prior to the freezing of the LSB Pension Plan (as discussed below), all employees of LSB Bank and certain affiliates accrued LSB Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Certain employees continue to accrue benefit amounts. Contributions to the LSB Pension Plan were computed on an actuarial basis.
     A participant’s normal retirement benefit under the LSB Pension Plan at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of social security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years. Participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62. Final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the IRS.
     The FNB Pension Plan is a tax-qualified defined benefit retirement plan that was designed to attract and reward employees for service to FNB Southeast in a tax efficient manner. Prior to the freezing of the FNB Pension Plan (as discussed below), annual benefits under the FNB Pension Plan were calculated as follows: (a) for service prior to January 1, 2007, 1.25% of final average compensation, multiplied by the number of years of credit service; (b) for service after January 1, 2007, 1.0% of final average compensation, multiplied by the number of years of credit service; and (c) additionally, 0.65% of final average compensation in excess of the applicable social security covered compensation in effect at the time of employment termination, multiplied by the number of years of service (subject to a maximum of 35 years).
     Effective December 31, 2006, the Bank froze the LSB Pension Plan for all participants with less than 30 years of service. Although Mr. Lowe had more than 30 years of service with the Bank at that time and qualified to continue his participation in the LSB Pension Plan, he elected to have the LSB Pension Plan freeze apply to himself as well. FNB froze the FNB Pension Plan for all participants other than those who were age 55 or older and had ten years of service as of the freeze date, effective July 15, 2007.
     Effective December 31, 2008, the FNB Pension Plan was merged with and into the LSB Pension Plan under the name the NewBridge Pension Plan. See the Pension Plans discussion under “Critical Accounting Policies” and “Pension and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
          Employment Agreements. We have entered into an employment agreement with each of Mr. Ridgill, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager and with each of certain other employees of the Bank. Mr. Lowe retired effective June 30, 2008. Accordingly, his employment agreement has expired.
     On January 25, 2007, Mr. Ridgill entered into an Employment and Change of Control Agreement with FNB and FNB Southeast (the “Ridgill Employment Agreement”). The Ridgill Employment Agreement was considered and approved by the FNB Board and the FNB Southeast Board in 2006, prior to the commencement of any discussions relating to the Merger. The Ridgill Employment Agreement provides for a term of three years, ending as of December 31, 2009 and a base salary at the rate of at least $300,000 per year, as increased from time to time thereafter. In addition to other benefits provided to Mr. Ridgill under the Ridgill Employment Agreement, Mr. Ridgill is entitled to an annual automobile allowance of $15,000, and reimbursement of automobile operating expenses. On April 26, 2007, FNB, FNB Southeast and Mr. Ridgill entered into an amendment to the Ridgill Employment Agreement in which Mr. Ridgill waived his right to receive payments by reason of the Merger.
     On September 27, 2007, Mr. Shelton entered into an Employment Agreement with the Company and the Bank (the “Shelton Employment Agreement”). The Shelton Employment Agreement provides for a term of three years ending as of August 1, 2010 and a base salary of at least $185,000 per year, as increased from time to time thereafter.
     On October 16, 2008, Mr. Barksdale entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Barksdale Employment Agreement”). The Barksdale Employment Agreement provides for a term of three years ending as of October 16, 2011 and a base salary of at least $190,000 per year, as increased from time to time thereafter.
     On December 22, 2006, Mr. Budd entered into an Employment and Change of Control Agreement with FNB and FNB Southeast (the “Budd Employment Agreement”). The Budd Employment Agreement provides for a

36-month term ending on December 22, 2009 and a base salary of at least $175,000 per year, as increased from time to time.
     On August 1, 2007, Ms. Hager entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Hager Employment Agreement”). The Hager Employment Agreement provides for a 36-month term ending on August 1, 2010 and a base salary of at least $175,000 per year, as increased from time to time.
     Each of the Ridgill Employment Agreement, the Shelton Employment Agreement, the Barksdale Employment Agreement, the Budd Employment Agreement and the Hager Employment Agreement also provide for a number of benefits also offered to senior management, including participation in various compensation plans, including, but not limited to, executive management incentive plans, long-term incentive plans, stock option, stock grant and similar plans. The Ridgill Employment Agreement and the Budd Employment Agreement continue to be in effect with the Company and the Bank as the successor to FNB and FNB Southeast pursuant to the Merger and the bank merger.
     Each of the Ridgill Employment Agreement, the Shelton Employment Agreement, the Barksdale Employment Agreement, the Budd Employment Agreement and the Hager Employment Agreement were amended on December 12, 2008 to comply with the Treasury regulations under the Capital Purchase Program (“CPP”). In addition, each named executive officer (other than Mr. Lowe who was not employed with the Company on December 12, 2008) executed a waiver in connection with the Company’s participation in the CPP, in which they waived any claim against the United States or the Company and the Bank, as their employer, to any changes to their compensation or benefits that are required to comply with the Treasury regulations under the CPP. For additional information on the Employment Agreements, see “Potential Payments upon Termination or Change in Control” starting on page ___.
          Benefit Equivalency Plan. Effective January 1, 1994, FNB Southeast implemented the Benefit Equivalency Plan, a non-qualified supplemental retirement benefit plan for certain executive officers. Any individual or group (class) of employees who is a member of senior management and has been deemed to be eligible to participate by the Board or the Committee may participate in the Benefit Equivalency Plan. The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as follows:
•	3.25% of Final Average Compensation (FAC), multiplied by years of Credited Service prior to January 1, 2007, plus

•	3.00% of FAC multiplied by Year of Credited service ager January 1, 2007 (maximum of 65%), less

•	Benefit from FNB Pension Plan, less 50% of Social Security Benefit
     On September 25, 2007, the Committee decided to freeze the Benefit Equivalency Plan so that no new participants would be eligible to participate in the Plan, no additional benefits would accrue under the Plan, and benefits already accrued under the Plan would continue to be maintained in the Plan in accordance with its terms. Mr. Lowe, Mr. Shelton, Mr. Barksdale and Ms. Hager did not participate in the Benefit Equivalency Plan. The Board approved the decision to freeze the Benefit Equivalency Plan on May 21, 2008. Mr. Ridgill and Mr. Budd were participants in the Benefit Equivalency Plan prior to the decision to freeze the Plan. Mr. Ridgill’s benefits in the Benefit Equivalency Plan were vested at December 31, 2007. As such, his benefits continue to accrue under the Plan. Mr. Budd’s benefits in the Benefit Equivalency Plan were not vested as of December 31, 2007, and therefore, he does not continue to accrue benefits under the Plan. Neither Mr. Ridgill nor Mr. Budd has over 1,000 hours before May 21, 2008 (the effective date of the decision to freeze the Plan). As such, no benefits were accrued during the fiscal year ended December 31, 2008.
          Deferred Compensation Plan. Each director and Mr. Ridgill, as the President and CEO of the Company, is entitled to participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits directors to elect to defer all Board retainers and fees received by them under the Director Compensation Schedule and senior executive officers participating in the Deferred Compensation Plan to elect to defer compensation received by them. Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager are not participants in the Deferred Compensation Plan.
          Under the Deferred Compensation Plan, deferred compensation of each participant who elects to participate in the Deferred Compensation Plan is paid to a trust and credited to an account for that participant. The participant may direct the trustee to invest deferred amounts, and earnings thereon, in specific mutual funds and/or shares of our Common Stock. The amount credited to a participant’s account generally is to be paid to that participant upon his or her death, disability or retirement, a change of control (as defined in the Deferred Compensation Plan) of the Company; or, upon the participant’s cessation of service with the Company (in which case the participant may receive the payment in a lump sum or over a number of previously elected years).
          Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to employees including Health and Dental Insurance plans and Life, Accidental Death and Dismemberment and Long-Term Disability plans. In addition, certain executive officers who were officers of the Company prior to the Merger, receive the use of company vehicles and participate in the Supplemental Executive Retirement Plan (“SERP”), which is an additional life insurance policy provided to supplement the executive’s retirement income to reach a target percentage level of 70% of                     , as determined by the Board.
          Capital Purchase Program Requirements. The Committee has also taken steps to ensure that the Company’s compensation plans, programs, arrangements and practices comply with the currently applicable requirements of the Treasury’s regulations on executive compensation for participants in the CPP, including the prohibition on golden parachute payments and the inclusion of claw-back provisions on those elements of incentive compensation based on the achievement of financial or operating metrics.
     On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”) which, among other things, requires the Treasury to adopt standards relating to the executive compensation practices of participants in the CPP. The ARRA amends the Emergency Economic Stabilization Act of 2008 (“EESA”) to require that the new standards be applicable to any institution that participates in the CPP, which includes the Company, or otherwise receives financial assistance under EESA, for so long as the obligation arising from such assistance is outstanding. The Treasury has not yet adopted the implementing standards required under the ARRA; however, the ARRA requires that the standards limit the form and amount of any bonus, retention award or compensation awarded to the named executive officers and the next five most highly compensated employees of the Company or the Bank and redefine the term “golden parachute” so as to prohibit any payment to the Company’s or the Bank’s executive officers for departure from the Company or the Bank for any reason, except for payments for services performed or benefits accrued. The Company and the Bank will comply with the standards issued by the Treasury and, as a result, the Company’s executive compensation plans, programs and arrangements going forward may need to change from the plans and practices described in this section.
     Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to (i) our President and CEO, Pressley A. Ridgill, (ii) our former CEO, Robert F. Lowe, (iii) our CFO, Michael W. Shelton, and (iv) all other named executive officers whose cash compensation exceeded $100,000 in the fiscal years indicated for services in all capacities.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(3)	Awards(3)	Compensation(4)	Compensation(5)	Compensation(6)	Total

Pressley A. Ridgill(2)	2008	349,594	—	1,377	—	—	50,626	36,616	438,213
Chief Executive Officer and President	2007	137,000	125,000	—	—	—	58,315	14,391	334,706

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(3)	Awards(3)	Compensation(4)	Compensation(5)	Compensation(6)	Total

Robert F. Lowe(1)	2008	182,552	—	—	—	—	—	17,165	—
Former Chief Executive Officer	2007	352,308	125,000	—	18,526	—	31,016	239,443	766,293
	2006	320,846	—	—	28,182	—	157,405	214,347	720,780

Michael W. Shelton(2)	2008	191,250	—	3,902	—	—	2,536	11,806	209,494
Chief Financial Officer	2007	77,083	50,000	—	—	—	3,648	3,083	133,814

David P. Barksdale	2008	187,500	—	3,902	—	9,844	475	11,796	213,517
Chief Banking Officer	2007	158,519	50,000	—	—	—	—	14,566	223,085
	2006	126,231	—	—	—	—	—	10,493

William W. Budd, Jr.(2)	2008	185,417	—	3,902	—	249	—	11,452	201,020
Chief Credit Officer	2007	73,017	50,000	—	—	—	—	4,223	—

Robin S. Hager(2)	2008	181,250	—	3,902	1,974	9,844	—	11,190	208,160
Chief Resources Officer	2007	72,917	50,000	—	—	—	—	6,369	—

(1)
Mr. Lowe retired effective June 30, 2008. As such, the amounts included for Mr. Lowe for the fiscal year ended December 31, 2008 include only the salary and other amounts paid by the Company to Mr. Lowe from January 1, 2008 through June 30, 2008.

(2)
For Mr. Ridgill, Mr. Shelton, Mr. Budd and Ms. Hager, amounts included for the fiscal year ended December 31, 2007 include only the salary and other amounts paid by the Company to each executive officer after completion of the Merger (August 1, 2007 - December 31, 2007). Neither Mr. Ridgill, Mr. Shelton, Mr. Budd nor Ms. Hager were employed by the Company in 2006. As such, no amounts are reported for that year.

(3)
The amounts reported represent the amounts expensed by the Company under SFAS 123(R). Starting on January 1, 2006, the Company became required to expense the estimated fair value of options granted over the vesting period. See “Stock Based Compensation” in Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used in the valuation.

(4)	Represents amounts earned pursuant to the Management Incentive Plan.

(5)
Represents the aggregate change in the actuarial present value of the executive officer’s accumulated benefit under all defined benefit pension plans for the year. For the fiscal year ended December 31, 2008, the amount attributable to Ms. Hager was ($193). For the fiscal year ended December 31, 2007, the amount attributable to Mr. Barksdale was ($611). See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

		Life Insurance	Employer		Paid Time
Name and Principal Position	Year	Premiums(a)	401(k)Match(b)	Car Allowance	Off	Sales Incentive Pay

Pressley A. Ridgill(c)	2008	—	14,794	15,000	6,822	—
Chief Executive Officer and President	2007	—	1,632	6,250	6,509	—

Robert F. Lowe(c)	2008	—	8,889	—	8,276	—
Former Chief Executive Officer	2007	199,648	16,778	6,190	16,827	—
	2006	198,157	10,000	6,190	—

Michael W. Shelton	2008	—	8,104	—	3,702	—
Chief Financial Officer	2007	—	3,083	—	3,649	—

David P. Barksdale	2008	—	8,142	—	3,654	—
Chief Banking Officer	2007	—	5,816	—	8,750	—
	2006	—	3,867	3,960	—	2,666

William W. Budd, Jr.	2008	—	7,846	—	3,606	—
Chief Credit Officer	2007	—	771	—	3,452	—

Robin S. Hager	2008	—	7,680	—	3,510	—
Chief Resources Officer	2007	—	2,917	—	3,452	—

(a)
Represents premiums paid on insurance policies, as well as amounts paid to Mr. Lowe to cover income tax obligations on the premiums provided to him in order to attain certain retirement percentage levels as determined by the Board. Ownership of the policy progressively vests with Mr. Lowe until the age of 65 when they are fully cured by him; provided, however, that Mr. Lowe remains employed with the Company at that time.

(b)
The maximum match for highly compensated participants in the NewBridge Savings Plan was $9,200 for 2008, $9,000 for 2007, and $6,600 for 2006. The differences in the amounts contributed by us to each executive officer’s plan account in excess of the maximum match were forfeited by each executive and applied to future plan contributions.

(c)
Amounts reported for Mr. Lowe and Mr. Ridgill do not include compensation earned for services on the Board and the Bank Board. See “Director Compensation” starting on page ___ for amounts earned by Mr. Lowe and Mr. Ridgill for their services on the Board and the Bank Board.

Grants of Plan-Based Awards
     The following table shows certain information for those grants of plan-based awards that we made to Messrs. Ridgill, Lowe, Shelton, Barksdale, Budd and Ms. Hager during the fiscal year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS TABLE

													All Other Option
												All Other	Awards: Number
												Stock Awards:	of	Exercise
												Number	Securities	or Base	Grant Date
		Estimated Future Payouts Under Non-Equity					Estimated Future Payouts Under Equity					of Shares	Under-	Price of	Fair Value of
		Incentive Plan Awards					Incentive Plan Awards					of Stock	lying	Option	Stock and
		Threshold	Target		Maximum		Threshold	Target		Maximum		or Units	Options	Awards	Option
Name	Grant Date	($)	($)		($)		(#)	(#)		(#)		(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)		(e)		(f)	(g)		(h)		(i)	(j)	(k)	(l)
Pressley A. Ridgill	October 22, 2008	—	132,000	[1]	231,000	[1]	—	10,000	[2]	10,000	[2]	—	—	4.13	$41,300
Robert F. Lowe		—	140,000	[1]	245,000	[1]	—	—		—		—	—	—	—
Michael W. Shelton	April 14, 2008	—	46,250	[1]	80,938	[1]	—	3,000	[2]	3,000	[2]	—	—	8.67	$26,010
David P. Barksdale	April 14, 2008	—	43,750	[1]	76,563	[1]	—	3,000	[2]	3,000	[2]	—	—	8.67	$26,010
William W. Budd, Jr.	April 14, 2008	—	43,750	[1]	76,563	[1]	—	3,000	[2]	3,000	[2]	—	—	8.67	$26,010
Robin S. Hager	April 14, 2008	—	43,750	[1]	76,563	[1]	—	3,000	[2]	3,000	[2]	—	—	8.67	$26,010
Robin S. Hager	January 22, 2008	—	43,750	[1]	76,563	[1]	—	5,000	[3]	—		—	—	9.82	$7,895

[1]	Represents amounts each named executive officer was eligible to receive under the Management Incentive Plan.

[2]
Represents amount of restricted stock units granted to each named executive officer pursuant to the Comprehensive Benefit Plan. One-third of each award vests at the end of the third measurement year if certain non-performing assets, non-certificate of deposit growth and return on average assets standards are met. Each performance standard operates individually. For example, if one of the three standards were met, one-third (333 shares) of the 1000 units allocated to that standard and potentially vesting at the end of the third measurement year would vest and the shares would be distributed to the participant. The remainder of the units allocated to that standard would vest at the end of the fourth year (333 shares) and the fifth year (334 shares) if one of the standards was satisfied at the end of the third year. Satisfaction of each standard is evaluated by comparing the Company’s average performance over the three-year measurement period with the average of the median performance of all U.S. banks in the range of $1.0 billion to $5.0 billion in assets in each year of that period.

[3]	Represents options granted under the FNB Incentive Plan.

     The references to “total compensation” discussed below for Messrs. Ridgill, Lowe, Shelton, Barksdale, Budd and Ms. Hager exclude the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.
     The base salary paid to Mr. Lowe during 2008 reflected the base salary practices described above. The Committee believed that the base salary paid to Mr. Lowe gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief executive officers of banks of comparable size. On an annualized basis, Mr. Lowe’s base salary during 2008 reflected a 6% increase over his 2007 base salary.
     The base salary paid to Mr. Ridgill during 2008 reflects the base salary practices described above. His base salary from January 1, 2007 through July 31, 2007 was paid by FNB and FNB Southeast. From August 1, 2007 through December 31, 2007, his base salary was paid by the Bank. The Committee has concluded that the base salary paid to Mr. Ridgill gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to presidents and chief executive officers of banks of comparable size. Mr. Ridgill’s base salary during 2008 reflected a 7.5% increase over the base salary he received from the Company and the Bank on an annualized basis in 2007.
     The base salary paid to Mr. Shelton during 2008 reflects the base salary practices described above. His base salary from January 1, 2007 through July 31, 2007 was paid by FNB and FNB Southeast. From August 1, 2007 through December 31, 2007, his base salary was paid by the Bank. The base salary paid to Mr. Shelton during the fiscal year ended December 31, 2008 was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Mr. Shelton gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief financial officers of banks of comparable size. Mr. Shelton’s base salary during 2008 reflected a 4.05% increase over the base salary that he received from the Company and the Bank in 2007 on an annualized basis.
     The base salary paid to Mr. Barksdale during 2008 reflects the base salary practices described above. The base salary paid to Mr. Barksdale was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Mr. Barksdale gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief banking officers of banks of comparable size. Mr. Barksdale’s base salary during 2008 reflected an 8.57% increase over his 2007 base salary.
     The base salary paid to Mr. Budd during 2008 reflects the base salary practices described above. His base salary from January 1, 2007 through July 31, 2007 was paid by FNB and FNB Southeast. From August 1, 2007 through December 31, 2007, his base salary was paid by the Bank. The base salary paid to Mr. Budd during the fiscal year ended December 31, 2008 was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Mr. Budd gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief credit officers of banks of comparable size. Mr. Budd’s base salary during 2008 reflected a 7.14% increase over the base salary that he received from the Company and the Bank in 2007 on an annualized basis.
     The base salary paid to Ms. Hager during 2008 reflects the base salary practices described above. Her base salary from January 1, 2007 through July 31, 2007 was paid by FNB and FNB Southeast. From August 1, 2007 through December 31, 2007, her base salary was paid by the Company and the Bank. The base salary paid to Ms. Hager during the fiscal year ended December 31, 2008 was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Ms. Hager gave fair consideration to her individual contributions and level of experience and was competitive with salaries of other executives in similar positions of banks of comparable size. Ms. Hager’s base salary during 2008 reflected a 4.29% increase over the base salary that she received from the Company and the Bank in 2007 on an annualized basis.
     For performance during 2008, we awarded bonuses totaling approximately $154,894 to 30 members of management and other employees. Mr. Ridgill, Mr. Lowe and Mr. Shelton did not receive bonuses for the fiscal year ended December 31, 2008. Mr. Barksdale, Mr. Budd and Ms. Hager each received bonuses of $9,844, $249, and $9,844, respectively.

     For information on material terms of each named executive officer’s employment agreement, see “Employment Agreements” starting on page ___ and “Potential Payments upon Termination or Change in Control” starting on page ___.
Outstanding Equity Awards at Fiscal Year-End
     The following table shows certain information for those outstanding equity awards at December 31, 2008. Pursuant to Mr. Lowe’s retirement, the Committee extended the exercise date of Mr. Lowe’s options until their respective expiration dates.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable		Unexercisable	($)	Date

Pressley A. Ridgill	12,539	(1)	—	6.58	11/16/2010
	8,359	(1)	—	7.14	3/15/2011
	15,046	(1)	—	7.79	9/20/2011
	20,898	(1)	—	10.05	1/07/2013
	16,719	(1)	—	14.93	1/23/2014
	14,713	(1)	—	16.93	1/03/2015
	32,100	(1)	—	15.42	10/20/2015

Robert F. Lowe	10,000	(2)	—	20.00	5/11/2009
	10,000	(3)	—	15.06	5/09/2010
	10,000	(4)	—	13.55	5/21/2011
	10,000	(5)	—	17.24	5/30/2012
	10,000	(6)	—	18.00	12/09/2013
	2,000	(7)	8,000	17.11	12/21/2014
	4,000	(8)	6,000	17.65	12/20/2015

Michael W. Shelton	4,179	(1)	—	10.47	2/18/2009
	7,523	(1)	—	7.18	10/21/2009
	417	(1)	—	7.79	9/20/2011
	5,852	(1)	—	10.05	1/07/2013
	10,031	(1)	—	14.93	1/23/2014
	6,687	(1)	—	16.93	1/03/2015
	5,350	(1)	—	15.42	10/20/2015

David P. Barksdale	2,000	(7)	500	17.11	12/21/2014
	1,800	(8)	1,200	17.65	12/20/2015
	1,200	(9)	1,800	17.10	12/11/2016

William W. Budd, Jr.	5,350	(1)	—	13.64	1/25/2017

Robin S. Hager	535	(1)	—	15.42	10/20/2015
	—	(10)	5,000	9.82	1/22/2018

(1)	Amounts and exercise prices have been adjusted to reflect the Merger. Any options that were not fully vested as of July 31, 2007 were accelerated and became fully vested as a result of the Merger.

(2)	Options granted on May 11, 1999, vesting 20% each year for 5 years, became fully vested on May 11, 2004.

(3)	Options granted on May 9, 2000, vesting 20% each year for 5 years, became fully vested on May 9, 2005.

(4)	Options granted on May 21, 2001, vesting 20% each year for 5 years, became fully vested on May 21, 2006.

(5)	Options granted on May 30, 2002, vesting 20% each year for 5 years, became fully vested on May 30, 2007.

(6)	Options granted on December 9, 2003, vesting 20% each year for 5 years, became vested on December 31, 2008.

(7)	Options granted on December 21, 2004, vesting 20% each year for 5 years, were 80% vested as of December 31, 2008.

(8)	Options granted on December 20, 2005, vesting 20% each year for 5 years, were 60% vested as of December 31, 2008.

(9)	Options granted on December 11, 2006, vesting 20% each year for 5 years, were 40% vested as of December 31, 2008.

(10)	Options granted on January 22, 2008, vesting 25% each year for 4 years, were 0% vested as of December 31, 2008.

Option Exercises and Stock Vested
     No options were exercised by Messrs. Ridgill, Lowe, Shelton, Barksdale, Budd and Ms. Hager, during the fiscal year ended December 31, 2008. No stock rights vested during the fiscal year ended December 31, 2008.
Pension Benefits
     The following table shows, for the fiscal year ended December 31, 2008, the pension benefits paid or earned by Messrs. Ridgill, Lowe, Shelton, Barksdale, Budd and Ms. Hager.
PENSION BENEFITS TABLE

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

Pressley A. Ridgill	FNB Pension Plan	7	$185,911	—
	Benefit Equivalency Plan	7	272,161	—

Robert F. Lowe	LSB Pension Plan	37	$	—
	Supplemental Executive Retirement Plan	38		—

Michael W. Shelton	FNB Pension Plan	12	$99,201	—

David P. Barksdale	LSB Pension Plan	2	$7,899	—

William W. Budd, Jr.	Benefit Equivalency Plan	1	—	—

Robin S. Hager	FNB Pension Plan	2	$8,811	—

As to the LSB Pension Plan:

(1)
Eligibility Requirements: Prior to the freezing of the LSB Pension Plan, each employee became a participant on the Plan Entry Date on or next following the attainment of age 21 years and completion of one year of service.

(2)	The annual retirement benefit payable as a Life Annuity commencing at age 65 is calculated as follows:
0.9% of Final Average Compensation (“FAC”) multiplied by Years of Credited Service (“YES”) (max 40 years), plus

0.65% of FAC in excess of Covered Compensation multiplied by YES (max 35 years). FAC = average of the highest five consecutive Plan Years’ Compensation out of the last 10 Plan Years in which a YES was earned. Covered Compensation = the average of Social Security Taxable Wage Base for the 35-year period ending at the participant’s Social Security Retirement Age.

(3)
Credited Service: Service equals total Years of Service with the employer. Service prior to January 1, 1976 is based on a full Plan Year of Service. After January 1, 1976, a Year of Service is credited for each Plan Year in which an Employee works 1,000 hours.

(4)
Compensation included in the above formula includes the total compensation received by the participant for the prior Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

(5)
Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 Years of Credited Service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly Early Retirement Benefit is the participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180th for each of the first 60 months and 1/360th for each of the next 60 months by which the benefit commences prior to Normal Retirement Date. If the participant has at least 20 years of service, the early retirement reduction is 5% for each of the first 5 years and (approximately) 3% per year for each of the next 5 years by which the benefit commences prior to Normal Retirement Date. If the participant is at least age 60 with at least 25 Years of Credited Service at the early retirement date, the early retirement reduction is 4% per year prior to age 65. If the participant is at least age 62 with at least 30 Years of Credited Service, the early retirement reduction is zero.

(6)
The Pension Plan was frozen effective December 31, 2006, except for employees with at least 30 Years of Credited Service. Although Mr. Lowe has more than 30 years of service, he elected to be subject to the plan freeze. Under the freeze, the benefit for affected employees will not be subject to additional service or compensation increases after December 31, 2006.

(7)
The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2007, and the actuarial assumptions used for financial statement reporting. At December 31, 2007, these assumptions included a discount rate of 6.25% and longevity based on the RP-2000 Combined Mortality Table.

As to the Supplemental Executive Retirement Plan:

(1)	Eligibility Requirements: Participants are determined at the discretion of the Committee.

(2)	The annual retirement benefit payable is designed to provide 70% of the executive officer’s average compensation for the previous 5 consecutive years.

(3)
Compensation included in the above formula includes the total compensation received by the participant for the Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

(4)	The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2007, and the actuarial assumptions used for financial statement reporting.

(5)
Mr. Oliver was a participant in the Plan from July 1984 until July 2005, when he aged out of the Plan. Mr. Oliver is currently the sole owner of the life insurance policy that was used to fund the SERP.

As to the FNB Pension Plan:

(1)
Eligibility Requirements: Prior to the freezing of the FNB Pension Plan, each employee became a Participant on the Plan Entry Date on, or next, following the attainment of age 21 years and completion of 1 Year of Service.

(2)	The annual retirement benefit payable at age 65, and the 5-year anniversary of Plan participation is calculated as follows:
•	1.25% of Final Average Compensation (FAC) multiplies by Years of Credited Service prior to January 1, 2007, plus

•	1.00% of Final Average Compensation multiplied by Year of Credited Service after December 31, 2006, plus

•	0.65% of Final Average Compensation in excess of Covered compensation multiplied by years of Credited Service (maximum 35 years).

Covered compensation is the average of Social Security Taxable Wage Base for the 35-year period ending at the Participant’s Social Security retirement age.

(1)
Credited Service: Service equals total Years of Service with the employer. Service prior to January 1, 1976, is based on a full Plan Year of Service. After January 1, 1976, a Year of Service is credited for each Plan Year in which an Employee works 1,000 hours. For the Employees of the Draper Branch who were employed with NationsBank on March 15, 1996, Years of Service with NationsBank are considered for eligibility and vesting, but not for benefit accrual. For the Employees of the Black Diamond Division, Benefit Service will be credited from January 1, 2000 forward. Credit for service prior to January 1, 2000 will be given for vesting and eligibility purposes only.

(2)
Compensation included in the above formula includes the total compensation received by the participant for the prior calendar year, including bonuses, overtime and commissions and any amounts deferred under a qualified 401(k), 403(b) or 125 Plan. Excluded are the amounts for other fringe benefits, moving expenses, automobile allowances, taxable values of employer-paid group term life insurance, and any other special forms of payment.

(3)
Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 years of Vesting Service or the attainment of age 60 with completions of 5 Years of Service. A Participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly early retirement benefit is the Participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the benefit commences prior to Normal Retirement Date.

(4)	The Pension Plan was frozen effective July 15, 2007 for all participants other than those who were age 55 or older and had ten years of service as of the freeze date.

As to the Benefit Equivalency Plan:

(1)
Eligibility Requirements: Any individual or group (class) of Employees who is are members of Senior Management and have been deemed to participate by the Board of Directors or its Compensation Committee.

(2)	The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as follows:
•	3.25% of Final Average Compensation (FAC), multiplied by years of Credited Service prior to January 1, 2007, plus

•	3.00% of FAC multiplied by Year of Credited service ager January 1, 2007 (maximum of 65%), less

•	Benefit form FNB Financial Services Company Employees’ Pension Plan, less

•	50% of Social Security Benefit

(3)
Compensation included in the above formula includes the total compensation received by the Participant for the prior Plan Year, including bonuses, overtime and commissions and any amount deferred under a qualified 401(k), 403(b) or 125 Plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of Employer paid group term life insurance, and any other special forms of payments.

(4)
On September 25, 2007, the Committee decided to freeze the Benefit Equivalency Plan so that no new participants would be eligible to participate in the Plan, no additional benefits would accrue under the Plan, and benefits already accrued under the Plan would continue to be maintained in the Plan in accordance with its terms. Neither Mr. Lowe, Mr. Shelton, Mr. Barksdale nor Ms. Hager participated in the Benefit Equivalency Plan. Mr. Ridgill and Mr. Budd were participants in the Benefit Equivalency Plan prior to the decision to freeze the Plan. Mr. Ridgill’s benefits in the Benefit Equivalency Plan were vested prior to September 25, 2007. As such, his benefits continue to accrue under the Plan. Mr. Budd’s benefits in the Benefit Equivalency Plan were not vested prior to September 25, 2007, and therefore, he does not continue to accrue benefits under the Plan.

Nonqualified Deferred Compensation
     Neither Mr. Ridgill nor Mr. Lowe elected to defer any portion of their compensation during the fiscal year ended December 31, 2008, including any fees earned as a director of the Company and the Bank. Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager were not eligible to defer any of their compensation under the Deferred Compensation Plan and did not otherwise elect to defer any portion of their compensation during the fiscal year ended December 31, 2008.
Potential Payments upon Termination or Change in Control
     The disclosure below describes payouts that our named executive officers could receive under a hypothetical change in control scenario. Actual circumstances resulting in the departure of a named executive officer cannot be predicted and may differ from the assumptions used in the information outlined below. In addition, the February 2009 amendments to the EESA will generally prohibit severance payments. The Treasury has not yet adopted any standards to implement these amendments, but the Company will comply with any such standards when they are issued. As a result, the Company’s severance practices may change from the plans and practices described below.
     Under the employment agreement for Mr. Lowe (which terminated on July 1, 2008), if his employment terminated due to his disability, death, voluntary termination or termination by the Company for “cause” (as defined in that Agreement) or for any other reason that did not constitute a “Covered Termination” (discussed below), Mr. Lowe would have been entitled to receive his annual base salary and vested rights to fringe benefits for the period prior to his termination of employment. If Mr. Lowe’s employment was terminated in a way that constituted a “Covered Termination”, he would have been entitled to receive his base salary and vested rights to fringe benefits for the period prior to such termination and monthly severance payments for three years.
     The monthly severance payment would have been 1/12th of Mr. Lowe’s then annual base salary plus 1/12th of the amount of any bonuses or other taxable cash compensation other than annual base salary which was awarded to him during the calendar year prior to his termination of employment. In addition, during the period when he would be receiving severance, the Company generally would have been required to reimburse him for the costs of his and his dependents’ premiums to maintain continuation coverage under the Company’s group health plans. The Company’s obligation to make these severance payments was conditioned on Mr. Lowe’s compliance with a noncompete agreement. If the severance payments would have resulted in Mr. Lowe being subject to a Section 4999 excise tax under the Code, the severance payments would have been automatically reduced to $1.00 less than three times his “base amount” (as defined in Code Section 208G(b)(3)) but only if he would have been economically better off, on an after-tax basis, by such reduction. In addition, if the amounts to be paid to Mr. Lowe would have caused him to receive a payment in violation of 12 C.F.R. §359 then, after seeking the approval of the Federal Deposit Insurance Company to nonetheless pay such amounts, if such approval is not forthcoming, such amounts would have been limited so that no violation of the regulation would have occurred.
     Generally, a “Covered Termination” is defined as the following: any termination by us without cause and without an offer of comparable employment with a successor employer or affiliated employer (as defined in that Agreement), or any voluntary termination by Mr. Lowe for “good reason” (as defined in Mr. Lowe’s Agreement) within six months after the occurrence of the event (or the last in a series of events) constituting the good reason, or Mr. Lowe terminates his employment if the Company or its Board, without Mr. Lowe’s written consent, violates or takes direct action or inaction that would violate the Company’s code of ethics as in effect immediately prior to a change in control of the Company (as defined in Mr. Lowe’s employment agreement).
     In 2008, if a Covered Termination event occurred that was not the result of a change in control, then Mr. Lowe would have been entitled to receive total compensation of approximately $           million. However, if a Covered Termination event occurred as a result of a change in control, then Mr. Lowe would have been entitled to receive total compensation of approximately $           million. These amounts are calculated based on Mr. Lowe’s

2007 total compensation as shown in the Summary Compensation Table, excluding the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
     The Budd Employment Agreement provides that upon (i) termination of employment by the Bank within one year after a “change in control” (as defined in the Budd Employment Agreement) (ii) Mr. Budd’s required relocation to a location other than the Bank’s executive offices in Greensboro, North Carolina, or (iii) a reduction in Mr. Budd’s duties, responsibilities, perogatives and authority under the agreement, he would be entitled to receive the sum of all accrued obligations and an amount equal to 2.99 times his salary; provided, however, that if Mr. Budd accepts employment by another employer, at an annual base compensation equal to or greater than his base salary earned by the Bank during the period of time remaining in his employment period and the primary place of such employment is 25 or fewer miles from the Bank’s headquarters, no payment shall be due to Mr. Budd and any such payment previously made shall be repaid by him to the Bank. In addition, Mr. Budd would be allowed to continue to participate in all benefit plans and fringe benefits, except qualified plans, for a period of time equal to the lesser of the remainder of his employment period or until he becomes re-employed. Upon termination after a “change in control,” all stock options granted to Mr. Budd (subject to certain conditions in cases of recent grants) and all benefits under non-qualified benefit plans would vest immediately.
     The Ridgill Employment Agreement provides that upon (i) termination of employment by the Company or the Bank within one year after a “change in control” (as defined in the Ridgill Employment Agreement) (ii) Mr. Ridgill’s required relocation to a location other than the Company’s executive offices in Greensboro, North Carolina, or (iii) a reduction in Mr. Ridgill’s duties, responsibilities, perogatives and authority under the agreement, he would be entitled to receive the sum of all accrued obligations, an amount equal to 2.99 times his salary, an amount equal to his cash bonus for the last completed fiscal year prorated for the number of days remaining in the fiscal year after his termination, and continued participation in all benefit plans and fringe benefits, except qualified plans, for a period of time equal to the lesser of the remainder of his employment period or until he becomes re-employed. Upon termination after a “change in control,” all stock options granted to Mr. Ridgill (subject to certain conditions in cases of recent grants) and all benefits under non-qualified benefit plans would vest immediately.
     The Shelton Employment Agreement, the Barksdale Employment Agreement and the Hager Employment Agreement provide that in the event that the Company terminates their employment Without Cause (as defined in the Agreements), or they terminate their employment for Good Reason (as defined in the Agreements), in any such case at the time of or within one year after a “change of control” (as defined in the Agreements), they shall be entitled to receive the following payments and benefits: (i) the Company shall pay each of them the aggregate of the following amounts: (A) the sum of his accrued obligations; (B) the greater of his or her base salary, divided by 365 and multiplied by the number of days remaining in the employment period; or an amount equal to 2.99 times his or her base salary; and (C) the product of his or her aggregate cash bonus for the last completed fiscal year, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (ii) for the number of days remaining in the employment period from and after the change of control termination date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to him or her and/or his or her family at least equal to those which would have been provided to them in accordance with applicable benefit plans if his or her employment had not been terminated; provided, however, that if the named executive officer becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as he or she would receive under the benefit plans, the benefits provided by the Company shall be secondary to those provided under such other plans during such applicable period of eligibility; and (iii) all options previously granted to the named executive officer that are unvested as of the change of control termination date shall be deemed vested, fully exercisable and non-forfeitable as of the change of control termination date (provided, however, that options granted less than six months before the change of control termination date shall not be exercisable until the first day subsequent to the six months following their dates of grant) and all previously granted options that are vested, but unexercised, on the change of control termination date shall remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his or her employment, except as otherwise specifically provided by the Code; and (iv) his or her benefits under all benefit plans that are non-qualified plans shall be 100% vested, regardless of his or her age or years of service, as of the change of control termination date.

     In 2008, if a “change in control” event had occurred, Mr. Ridgill, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager would have been entitled to receive total compensation of approximately $                    , $                    , $                    , $                    , and $                    , respectively. All amounts are calculated based on each named executive officer’s 2008 total compensation as shown in the Summary Compensation Table, excluding the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings”.
Director Compensation
     The following table shows, for the fiscal year ended December 31, 2008, the cash compensation paid by us, as well as certain other compensation paid or accrued for the year, to directors.
DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation	Total
	($)	($)	($)	($)

Michael S. Albert[1]	34,000	—	—	34,000
Gary G. Blosser[1]	32,000	—	—	32,000
J. David Branch[2]	28,500	—	—	28,500
C. Arnold Britt[2]	32,000	—	—	32,000
Robert C. Clark[2]	30,000	—	—	30,000
Alex A. Diffey, Jr.[1]	33,500	—	—	33,500
Barry Z. Dodson[1]	52,750	—	—	52,750
Joseph H. Kinnarney[2]	38,875	—	—	38,875
Robert F. Lowe[1]	38,000	—	—	38,000
Robert V. Perkins[1]	31,500	—	—	31,500
Pressley A. Ridgill[1]	25,500	—	—	25,500
Mary E. Rittling[1]	29,250	—	—	29,250
Burr W. Sullivan[1]	30,500	—	—	30,500
E. Reid Teague[2]	30,500	—	—	30,500
John W. Thomas, III[1]	34,500	—	—	34,500
Elizabeth S. Ward[2]	31,000	—	—	31,000
John F. Watts[2]	33,500	—	—	33,500
G. Alfred Webster[1]	30,500	—	—	30,500
Kenan C. Wright[2]	31,500	—	—	31,500
Julius S. Young, Jr.[2]	32,000	—	—	32,000

[1]	Amount listed represents fees paid in cash.

[2]	Amount listed represents amounts deferred as a participant in the Deferred Compensation Plan.
Directors’ Fees and Practices
     Each director (including Mr. Lowe and Mr. Ridgill), other than the lead independent director, receives an annual Board retainer fee of $15,000. The retainer fee is paid quarterly at the beginning of each quarter. Mr. Dodson, the lead independent director, receives a Board retainer fee of two times the annual Board retainer fee (or $30,000). The Board retainer fee was first paid for the period beginning August 1, 2007. In addition, from January 1, 2008 through June 30, 2008, each director, other than the lead independent director, the Chairman, and each Chairman of a Board committee, received $1,000 for each meeting of the Board attended, paid monthly, and $500 for each attended meeting of a Board committee of which he or she is a member, including meetings of committees of the Board of the Bank. During that time frame, Mr. Dodson received attendance fees of 1.5 times the standard Board meeting fee and committee fees (or $1,500 and $750, respectively), and the Chairman of the Board received $2,000 per meeting attended and each Chairman of a Board committee received $1,000 per attended meeting for which he or she is a member. Beginning on July 1, 2008, the fees paid to each director (with the exception of Mr. Dodson and Mr. Lowe) for each meeting of the Board attended were reduced to $500 per meeting. Mr. Dodson’s fee for each standard Board meeting attended was reduced to $750 and the Chairman of the Board’s fee was reduced to $1,000 per meeting. Each director is entitled to participate in the Deferred Compensation Plan as described on page      .
     There are five former LSB directors who currently serve as Director Emeritus. These directors are entitled to receive compensation from the Company until their death. The total amount of compensation paid to these directors during the fiscal year ended December 31, 2008 was approximately $53,392.
     There are six former FNB directors who retired from the FNB Board and who currently serve as Director Emeritus. During 2008, each of these directors received a payment of $750 for each of the twelve regular monthly meetings of the Board (an aggregate of $9,000 per director).
Equity Compensation Plan Information
     The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2007. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to our shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

Number of Shares
	to be Issued	Weighted-Average
	Upon Exercise of	Exercise Price of	Number of Shares
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights(1)	Warrants and Rights	Future Issuance

Equity Compensation Plans Approved by Shareholders	1,052,517	$14.32	1,319,609
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,052,517	$14.32	1,319,609
(1) Includes 679,342 shares to be issued upon the exercise of outstanding options, warrants and rights assumed in connection with the Merger and having a weighted average exercise price of $13.04.
Shareholder Return Performance Presentation
     The following chart and table illustrate the cumulative total shareholder return on our Common Stock over the five-year period ended December 31, 2008 and the cumulative total return over the same period of the S&P 500 Index (U.S.) and The Carson Medlin Company Independent Bank Index1 of 25 independent community banks located in eight southeastern states. The table assumes $100 originally invested on December 31, 2003 and that all subsequent dividends were reinvested in additional shares.

NEWBRIDGE BANCORP
Comparison of Cumulative Total Shareholder Return
Years Ended December 31

	2003	2004	2005	2006	2007	2008

NewBridge Bancorp	100	101	110	109	73	17

The Carson Medlin Company’s Independent Bank Index[1]	100	118	127	144	103	81

S&P 500 Index	100	111	116	135	132	90

[1]
The Carson Medlin Company’s Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 25 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The total five-year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 2003. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization is consistent with the preparation of the S&P 500 total return index.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF GRANT THORNTON AS
OUR REGISTERED INDEPENDENT ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED
DECEMBER 31, 2009
     Grant Thornton, our registered independent public accounting firm for the fiscal year ended December 31, 2008, has been appointed by the Audit Committee as our registered independent public accounting firm for the fiscal year ending December 31, 2009, and you are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other registered independent public accounting firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
     In connection with the Merger, on September 17, 2007, we advised Turlington and Company, L.L.P. (“Turlington”), our registered independent accounting firm for the fiscal year ended December 31, 2006, that it was dismissed as our registered independent public accounting firm. Turlington’s reports on our financial statements for the fiscal years ended December 31, 2006 and 2005, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Audit Committee. During fiscal years ended December 31, 2006 and December 31, 2005 and through the period ended September 17, 2007, there were no disagreements with Turlington on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which disagreements, if not resolved to Turlington’s satisfaction, would have caused Turlington to make reference thereto in their reports on the financial statements for such periods.
     In addition, on September 17, 2007, we appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2007. We have not consulted with Grant Thornton during the fiscal years ended December 31, 2006 and 2005, nor during any subsequent interim period preceding such appointment, on the application of accounting principles to a specific contemplated or completed transaction, the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was the subject of a “disagreement” or a “reportable event” as such terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K.
Audit Fees Paid to Independent Auditors
     The following table represents the approximate fees for professional services rendered by Grant Thornton and Turlington for the audit of our annual financial statements and review of our financial statements included in our Forms 10-Q for the fiscal years ended December 31, 2008 and 2007 and fees billed for audit-related services, tax services and all other services rendered, for each of such years.

	Year Ended December 31,
	2008	2007

Audit Fees[1]	$	$140,305

Audit-Related Fees[2]	$	$36,000

Tax Fees[3]	$	$15,000

All Other Fees[4]	$	$125,531

[1]	Of the 2007 amount, $122,500 was paid to Grant Thornton and $17,805 was paid to Turlington.

[2]
Represents amounts paid for the audits of our Pension Plans and 401(k) Plan as well as for performing various services in connection with Federal Home Loan Bank procedures. All amounts for 2007 were paid to Turlington.

[3]	Represents amounts paid for assistance in the preparation of our various federal, state and local tax returns.

[4]
Represents amounts paid for assistance with our financial statement preparation, management incentive plan computations, consultation on option expensing issues, attendance at various meetings, merger-related fees and other miscellaneous assistance. All amounts for 2007 were paid to Turlington.

     All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON AS OUR REGISTERED
INDEPENDENT ACCOUNTING PUBLIC FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009
PROPOSAL 3:
APPROVAL OF “SAY-ON-PAY” PROPOSAL
     Section 7001 of the ARRA of 2009 amended Section 111 of the EESA passed in 2008. EESA is the legislation under which the Company received “TARP” investment funds from the Treasury pursuant to the CPP. Section 7001 of the ARRA requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our named executive officers, as described in the CD&A and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this Proxy Statement.
     We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our named executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.
     This proposal, commonly known as a “Say-on-Pay”, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:
“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by NewBridge Bancorp, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS OF NEWBRIDGE UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS APPROVE THE OVERALL EXECUTIVE COMPENSATION PROGRAMS,
POLICIES AND PROCEDURES OF THE COMPANY
SHAREHOLDER PROPOSALS
     If a shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2010 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, by December 8, 2009.
     As to each matter related to the election of directors, the notice must contain (1) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee; (2) the principal occupation or employment of each nominee; (3) the nominee’s qualifications to serve as director; (4) an executed written consent of the nominee to serve as director if so elected; (5) the number and class of shares of stock beneficially owned by each nominee; (6) the name and record address of the shareholder making the nomination; (7) the number, class and series of shares of the Company’s stock owned of record and beneficially by the shareholder making the nomination; (8) a representation that the shareholder intends to appear in person or by proxy at the next Annual Meeting of Shareholders to nominate the nominees; (9) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination(s) are made by the shareholder; and (10) any material interest of the shareholder in the proposed nomination. If a shareholder provides this notice to us by December 8, 2009, includes the information described in this paragraph in his or her notice and complies with applicable federal or state law related to shareholder nominations for director, the Governance Committee will consider such nominee in the same manner as it considers all nominees for directors and recommends such nominees to the Board, as more particularly described in the section above titled, “Selection of Nominees for the Board.”
     As to each matter other than the election of directors, the notice must contain (1) a brief description of the business desired to be brought before the 2010 Annual Meeting and the reasons for addressing it at the 2010 Annual Meeting; (2) the name and record address of the shareholder proposing such business; (3) the number of shares of Common Stock owned of record and beneficially by such shareholder; and (4) any material interest of the shareholder in such business. If a shareholder provides such notice by December 8, 2009, includes the information described in this paragraph in his or her notice and complies with applicable federal and state law related to shareholder proposals of business to be brought before annual meetings, then he or she may properly bring such business before the 2010 Annual Meeting of Shareholders.
OTHER MATTERS
     The Board knows of no other matters intended to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
     A copy of our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this proxy statement. The complete annual report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Robin Huneycutt, Secretary, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, or may be accessed on the Internet at www.newbridgebank.com.
NewBridge Bancorp
April      , 2009

. NNNNNNNNNNNN NNNNNNNNN MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000004 NNNNNNNNNNNNNNN C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 pm, Eastern Daylight Saving Time, on May 12, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 123456 C0123456789 12345Annual Meeting Proxy Card . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: to serve until the 2010 Annual Meeting. 01 — Gary G. Blosser 02 — J. David Branch 03 — C. Arnold Britt 04 — Alex A. Diffey, Jr. 05 — Barry Z. Dodson 06 — Joseph H. Kinnarney 07 — Robert F. Lowe 08 — Pressley A. Ridgill 09 — Mary E. Rittling + 10 — Burr W. Sullivan 11 — John F. Watts 12 — G. Alfred Webster 13 - Kenan C. Wright 14 — Julius S. Young, Jr. Mark here to vote Mark here to WITHHOLD For All EXCEPT — To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Proposal to ratify the selection of Grant Thornton LLP as the 3. To consider and approve an advisory (non-binding) proposal on registered independent public accounting firm, for the year executive compensation (as more fully described in the ending December 31, 2009. accompanying proxy statement). 4. To consider such other business as may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting. B Non-Voting Items In their discretion, the proxies are authorized to vote upon such other business and matters as may properly come before the meeting or at any adjournment(s) thereof. Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0212101 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + <STOCK#> 010WGE

. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — NewBridge Bancorp + 1501 HIGHWOODS BLVD., SUITE 400, GREENSBORO, NORTH CAROLINA 27410 This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints and , and each of them, as proxies (and if the undersigned is a proxy, as substitute proxies), with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of NewBridge Bancorp held of record by the undersigned at the close of business on March 24, 2009 at the Annual Meeting of Shareholders to be held on May 13, 2009 at 10:00 A.M. Eastern Daylight Saving Time, at the O. Henry Hotel, Caldwell Ballroom, 624 Green Valley Road, Greensboro, N.C. 27408 and at any adjournment(s) thereof. This proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals and FOR each nominee for Director. The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, NewBridge Bancorp’s transfer agent, prior to the time of the meeting. If a shareholder is a participant in the NewBridge Bancorp Direct Stock Purchase Plan (the “Direct Stock Purchase Plan”) or a participant in the NewBridge Bancorp Employees’ 401(k) Plan (the “401(k) Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account or the number of shares of Common Stock in the shareholder’s account under the 401(k) Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the 401(k) Plan will be voted by the trustee of the 401(k) Plan in accordance with the instructions received from participants who timely return their proxy cards to Computershare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the 401(k) Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under the 401(k) Plan for which voting instructions are received. Shareholders’ voting instructions will be held in strict confidence. PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) above. When shares are held by joint owners, both should sign. When signing as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. +